Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS RECORD SECOND QUARTER RESULTS

Operating Income Up By 86% Over Prior Year

Company Reports Net Income of $5.7 Million

ROCKVILLE, MD, July 27, 2005 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the second quarter ended June 30, 2005.

Second Quarter Highlights

•	Net income for the second quarter 2005 was $5.7 million or $.14 per share, a 39% increase over second quarter 2004 earnings of $4.1 million or $.11 per share.

•	Revenues for the second quarter 2005 totaled $177.3 million, a 55% increase over second quarter 2004 revenues of $114.2 million.

•	Over 4.4 million prescriptions were processed during the quarter.

“We are pleased with the Company’s second quarter financial performance. The Company continues to perform in a manner consistent with our expectations for margins and earnings,” said David T. Blair, Chief Executive Officer of HealthExtras. “We believe that underlying performance trends reflect well on the operations of each of the Company’s business segments.”

Operating income for the three months ended June 30, 2005 increased to $8.8 million, an 86% increase over the $4.7 million from the same period in 2004. “During the second quarter we announced the results of the Mississippi procurement process and continue to be encouraged by sales momentum across all our market segments. At this point, we already have more than $150 million in new annual revenues under contract for 2006. In addition, we continue to pursue opportunities to accelerate our growth through select acquisitions,” added Mr. Blair.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Income Statement

(In thousands, except per share data)

	For the quarter ended June 30, 2005	For the quarter ended June 30, 2004

Revenue (excludes member co-payments of $67,060 and $43,206 for the quarters ended June 30, 2005 and 2004, respectively)	$177,258	$114,201

Direct expenses	157,323	101,280
Selling, general & administrative expenses	11,133	8,186

Total operating expenses	168,456	109,466

Operating income	8,802	4,735

Interest income	537	44
Interest expense	(261)	(138)
Other income	25	1,977

Income before tax	9,103	6,618

Income tax provision	3,368	2,495

Net income	$5,735	$4,123

EPS - basic	$0.15	$0.12
EPS - diluted	$0.14	$0.11
Weighted average common shares, basic	38,348	33,167
Weighted average common shares, diluted	41,061	36,706

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Financial statements follow:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$73,079
Accounts receivable, net of allowance for doubtful accounts of $891	76,720
Income tax receivable	753
Inventory, net of allowance for obsolescence of $25	392
Deferred charges	1,608
Other current assets	2,152

Total current assets	154,704

Fixed assets, net	9,318
Intangible assets, net of accumulated amortization of $3,713	21,374
Goodwill	69,272
Restricted cash	1,000
Other assets	322

Total assets	$255,990

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$62,565
Accrued expenses and other current liabilities	3,859
Note payable	5,000
Deferred income taxes	967
Deferred revenue	5,195

Total current liabilities	77,586

Deferred income taxes	4,998
Notes payable	10,000

Total liabilities	92,584

Stockholders’ equity:
Common stock	385
Additional paid-in capital	136,590
Accumulated other comprehensive income	95
Retained earnings	26,336

Total stockholders’ equity	163,406

Total liabilities and stockholders’ equity	$255,990

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